Exhibit 21
SUBSIDIARIES OF RENTECH, INC.
Rentech Development Corporation, a Colorado corporation
Rentech Energy Midwest Corporation, a Delaware corporation
Rentech Energy Technology Center, LLC, a Colorado limited liability company formerly named Sand Creek Energy, LLC, a Colorado limited liability company
Rentech Services Corporation, a Colorado corporation
GCSEC Holdings, LLC, a Delaware limited liability company
     formerly named RSFC, LLC, a Delaware limited liability company
Gulf Coast Synthetic Energy Center, LLC, a Delaware limited liability company formerly named RSFC Land Management, a Delaware limited liability company
Rentech SilvaGas LLC, a Delaware limited liability company
SilvaGas Corporation, a Delaware corporation
RREC Holdings, LLC, a Delaware limited liability company
Rialto Renewable Energy Center, LLC, a Delaware limited liability company
Rialto Power, LLC, a Delaware limited liability company
RTK Acquisition Sub, Inc, a Hawaii corporation